LIMITED POWER OF ATTORNEY


The undersigned hereby appoints each of
John M. Bryant, Jr., Rita H. Todd and William R. Davis as his attorney in fact with full power to act in his name, place and stead for the limited purpose of executing on his behalf all forms required to be signed and filed by him under Section 16 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. The authority of the foregoing individuals shall continue until the undersigned is no longer required to file any of the aforementioned forms with regard to the undersigned's ownership of or transactions in securities of Healthcare Realty Trust Incorporated, unless earlier revoked in writing. The undersigned acknowledges that the foregoing individuals are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

IN WITNESS WHEREOF, the undersigned
hereunto sets his hand this 27th day of January, 2004.




	/s/Charles Raymond Fernandez, MD